EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

         Supertel Hospitality, Inc. owns 100% of the voting securities of the corporations listed below.

         Subsidiary                             Jurisdiction of Incorporation

         Simplex, Inc.                               Nebraska
         Motel Developers, Inc.                      Nebraska


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